EXECUTION COPY

Exhibit 10.3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 17, 2007 (the “Effective Date”), by and between Bennu Pharmaceuticals Inc., a Delaware corporation (“Buyer”), Raptor Pharmaceuticals Corp., a Delaware corporation (“Parent”) (for the limited purpose of the obligations set forth in Section 6.4), Thomas E. Daley (“Daley”) and Convivia, Inc., a Delaware corporation (“Seller”, and collectively with Daley, the “Convivia Parties”). Buyer, Parent and the Convivia Parties are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the owner of the Business (as defined below) as operated prior to the Effective Date and of the Transferred Assets (as defined below); and

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell, convey and assign to Buyer, the Transferred Assets on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

1.	Definitions.

1.1          Construction. For all purposes of this Agreement, except as otherwise expressly provided:

(a)	the terms defined in this Agreement include the plural as well as the singular,
(b)

all references in this Agreement to designated “Articles,” “Sections,” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement, and all references to “Exhibits” and “Schedules” are to the Exhibits and Schedules attached to this Agreement,

(c)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

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(d)	the words “include” and “including” when used herein are not exclusive and mean “include, without limitation” and “including, without limitation,” respectively, and
(e)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

1.2          Defined Terms. As used in this Agreement and the Exhibits and Schedules, the following definitions shall apply:

(a)

“Action” means with respect to any specified Person any action, complaint, petition, investigation, suit, arbitration or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

(b)

“Affiliate” means with respect to any specified Person, a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified. For clarity, with respect to this Agreement, Daley and Seller are Affiliates of each other.

(c)	“Agreement” has the meaning specified in the preamble to this Agreement.
(d)

“Approval” means any approval, authorization, consent, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Person, the receipt of which is necessary to approve the Transactions, the execution, delivery and performance of this Agreement, the consummation of the Transactions, or to the transfer and continued operation of the Business by Buyer as it has been operated prior to the Effective Date.

(e)	“Balance Sheet Date” means August 31, 2007.
(f)	“Bill of Sale, Assignment and Assumption Agreement” has the meaning specified in Section 2.5(a)(iii).
(g)

“Business” means (i) the research and development activities of, or such activities directed under the authority of, Seller or its Affiliates, which activities relate to the use of 4-Methylpyrazole Formulations For Inhibiting Ethanol Intolerance or any similar or related molecule including the Technology necessary for such research and development activities and (ii) all research and development concerning such use beyond the research and

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development activities described in clause (i) and the commercial development and use of all of the foregoing research and development, including all research, development, making, use, license, import and sale of products that involve or use any such molecule.

(h)	“Business Copyrights” shall mean the Copyrights listed on Section 1.2(h) of the Disclosure Schedule.
(i)

“Business Patents” shall mean the Patents listed on Section 1.2(i) of the Disclosure Schedule and all patents, utility models, certificates of invention, patents of addition or substitution, and other governmental grants for the protection of inventions anywhere in the world, including any reissue, renewal, re-examination, or extension thereof, and all applications for any of the foregoing, including any international, regional, national, provisional, divisional, continuation, continuation in part, continued prosecution, and petty patent application, in each case that correspond or that claim priority to the Patents listed on Section 1.2(i) of the Disclosure Schedule.

(j)	“Business Trademarks” shall mean the Trademarks listed on Section 1.2(j) of the Disclosure Schedule and all goodwill associated with such Trademarks.
(k)	“Buyer” has the meaning specified in the preamble to this Agreement.
(l)	“Buyer Indemnified Parties” has the meaning specified in Section 9.1(b).
(m)	“Buyer Obligations” has the meaning specified in Section 6.4.
(n)	“Closing” has the meaning specified in Section 2.4.
(o)	“Closing Date” has the meaning specified in Section 2.4.
(p)	“Closing Date Purchase Price” has the meaning specified in Section 3.1.
(q)	“Convivia Indemnified Parties” has the meaning specified in Section 9.1(a).
(r)	“Convivia Parties” has the meaning specified in the preamble to this Agreement.

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(s)

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

(t)	“Daley” has the meaning specified in the preamble to this Agreement
(u)	“Daley Technology Assignment” has the meaning specified in Section 2.5(a)(i).
(v)	“Debt Payoff Letter” has the meaning specified in Section 2.5(a)(vi).
(w)	“Deductible Amount” has the meaning specified in Section 9.2.
(x)	“Disclosure Schedule” shall mean the disclosure schedule attached hereto.
(y)	“Effective Date” has the meaning specified in the preamble to this Agreement.
(z)	“EMEA” means the European Medicines Agency or any successor agency.
(aa)	“Employment Agreement” has the meaning specified in Section 2.5(a)(v).
(bb)

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others (including, but not limited to, licenses, exclusivity, options and rights of first refusal, of discussion, or negotiation), or restriction (whether on sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

(cc)	“Excluded Assets” has the meaning specified in Section 2.1(b).
(dd)

“FDA” means the United States Food and Drug Administration or any successor agency vested with administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological therapeutic or diagnostic products in the United States.

(ee)	“Financial Statements” has the meaning specified in Section 4.9.

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(ff)

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(gg)

“Improvement” means any molecule that has at least seventy five percent (75%) homology with the 4-Methylpyrazole Formulations. As used herein, “at least seventy five percent (75%) homology” means the nucleotide or amino acid residue sequence is at least seventy five percent (75%) identical to the amino acid sequence of the 4-Methylpyrazole Formulations.

(hh)	“Inbound Licenses” has the meaning specified in Section 4.8(c).
(ii)	“Indemnified Party” has the meaning specified in Section 9.4.
(jj)	“Indemnifying Party” has the meaning specified in Section 9.4.
(kk)

“Intellectual Property” shall mean all rights in, to and under any and all of the following: Trademarks, Patents, Copyrights, Trade Secrets, Technology and other intellectual property and proprietary rights anywhere in the world.

(ll)	“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.
(mm)	“Licensee” means an entity to which Buyer has granted a license under a Valid Claim to make and sell Products.
(nn)	“Loss; Losses” has the meaning specified in Section 9.1(a).
(oo)

“Major Market” shall mean the United States of America, Germany, France, Italy, Spain, the United Kingdom, Japan, China, Taiwan, South Korea, Australia, or the European Union (but only for clinical trials submitted to, and Marketing Approvals from, the EMEA for the centralized procedure in which the Marketing Approval from the EMEA is for all countries in the European Union).

(pp)

“Marketing Approval” shall mean, with respect to a particular Product and country, approval by the applicable Regulatory Agencies in such country of a Marketing Approval Application filed in such country, permitting the Product to be marketed and sold in that country for the indications for which approval is

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sought, including, if applicable, approval of pricing or reimbursement.

(qq)

“Marketing Approval Application” shall mean, with respect to a particular Product and country, a marketing authorization application (including an equivalent to an NDA in the United States), including all supporting documentation and data submitted for such application to be accepted for review or approval, filed with the requisite Regulatory Agency of such country and requesting approval for marketing and/or commercialization of such Product for a particular indication in such country.

(rr)	“Milestone” has the meaning specified in Section 3.
(ss)	“Milestone Payment(s)” has the meaning specified in Section 3.
(tt)

“NDA” shall mean a new drug application to permit commercial marketing of a 4-Methylpyrazole Formulations in the United States, pursuant to section 505 of the United States Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, as amended from time to time, as submitted to the FDA.

(uu)	“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of a Governmental Entity.
(vv)	“Outbound Licenses” has the meaning specified in Section 4.8(c).
(ww)	“Parent” has the meaning specified in the preamble to this Agreement.
(xx)	“Party(ies)” has the meaning specified in the preamble to this Agreement.
(yy)

“Patents” shall mean all patents, utility models, certificates of invention, patents of addition or substitution, and other governmental grants for the protection of inventions anywhere in the world, including any reissue, renewal, re-examination, or extension thereof, and all applications for any of the foregoing, including any international, regional, national, provisional, divisional, continuation, continuation in part, continued prosecution, and petty patent applications.

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(zz)	“Person” means an association, a corporation, an individual, a partnership, a trust (or trustee thereof, as applicable), or any other entity or organization, including a Governmental Entity.
(aaa)	“Purchase Price” means the aggregate of the Closing Date Purchase Price and the Milestone Payments.
(bbb)	“Products” means a product incorporating 4-Methylpyrazole Formulation For Inhibiting Ethanol Intolerance that is predominantly based upon or derived from any of the Transferred Technology.
(ccc)	“Raptor Stock” has the meaning specified in Section 3.1.
(ddd)	“Regulatory Agency” means (a) the FDA, (b) the EMEA, or (c) any other Governmental Entity with regulatory authority comparable to the FDA or the EMEA in any other jurisdiction anywhere in the world.
(eee)	“Shares” has the meaning specified in Section 4.15(a).
(fff)	“Securities Act” has the meaning specified in Section 4.15(a).
(ggg)	“Seller” has the meaning specified in the preamble to this Agreement.
(hhh)	“Stock Valuation” has the meaning specified in Section 9.3.
(iii)

“Successful Completion” shall mean, with respect to a phase II or phase III clinical study, (i) completion of the final clinical trial report for the clinical study provided that the data from the clinical study demonstrates that the primary endpoints in the study protocol have been met; or (ii) the initiation of the next phase of development (i.e. the initiation of a phase III trial for the same therapeutic for which the phase II study has been conducted, and in the case of completion of a phase II trial or phase III trial, the filing of a Marketing Approval Application to obtain Marketing Approval for the same product).

(jjj)

“Tax” means any United States federal, state, local, or foreign taxes, and assessments of a similar nature (whether imposed directly or through withholding), including any interest, penalty, or addition thereto.

(kkk)	“Technology” means any and all technology, and technical and other information, and tangible embodiments thereof, including Trade Secrets, know-how, research, processes, formulations,

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techniques, diagnostics, models, concepts, ideas, knowledge, developments, samples, methods, invention and other disclosures, recipes, specifications, materials, instructions, compositions, designs, results, assays, reagents, systems, descriptions, analyses, opinions, works of authorship, plans, procedures, manuals, depictions, inventions, discoveries, methods, data, reports, market information, projections, and any other written, printed or electronically stored information and materials of any nature whatsoever.

(lll)	“Technology Assignment” has the meaning specified in Section 2.5(a)(ii).
(mmm)

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, domain names and all registrations and applications to register the same and all goodwill associated with any of the foregoing.

(nnn)

“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act, including trade secrets that are business information, inventions, know-how, or confidential information.

(ooo)	“Transactions” shall mean the transactions and activities provided for or contemplated by this Agreement.
(ppp)

“Transferred Assets” shall mean the (a) Transferred Technology, (b) the Transferred Contracts, (c) the Transferred Know-How, (d) all of the intangible property and intangible assets owned or held by Seller primarily relating to or primarily used by Seller in the operation of the Business, (e) all of the tangible property and tangible assets listed in Section 1.2(ppp) of the Disclosure Schedule, and (f) all Transferred Contract Rights.

(qqq)	“Transferred Contracts” means those contracts as listed on Section 1.2(qqq) of the Disclosure Schedule.
(rrr)

“Transferred Contract Rights” means the right, but not the obligation, of Seller to enforce against any third party (i) any covenant by such third party to indemnify Seller, including the right to pursue a claim against such third party in order to be indemnified, (ii) any covenant by such third party that any proprietary information, or similar concept, created, discovered or otherwise become known to the Company during the term of

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such third party’s engagement by the Company shall be the property of the Company, including the right to pursue a claim against such third party to recover such proprietary information and/or prevent the use of such proprietary information by such third party and (iii) any duty or obligation of such third party to keep confidential or otherwise not disclose any confidential and/or proprietary information of the Company, pursuant to those contracts listed on Section 1.2(rrr) of the Disclosure Schedule; provided, however, that such Transferred Contract Rights shall not include any duties or obligations of the Company to expend monies, provide indemnification, issue securities or otherwise perform under such contracts.

(sss)

“Transferred Know-How” shall mean all Technology owned by Seller necessary for the Business, or which arises from or is related to the conduct of the Business, which shall include all Technology listed in Section 1.2(sss) of the Disclosure Schedule.

(ttt)

“Transferred Technology” shall mean all Intellectual Property which is owned by Seller and (x) which is reasonably necessary for the operation of the Business, or (y) which arises from or is related to the conduct of the Business, including the making, manufacture, use, sale, offer for sale, distribution or import of any Products, which shall include: (i) the Business Patents; (ii) the Business Trademarks; (iii) the Business Copyrights, (iv) the Transferred Know-How; and (v) all Products.

(uuu)

“Valid Claim” means (i) an issued, unexpired, and enforceable claim in the Business Patents, or any other Patent assigned to Buyer in the Transferred Technology, that has an effective filing date (as defined in 35 USC §119 or §120, or equivalent in a country outside the United States) that precedes the Effective Date or (ii) an issued, unexpired, and enforceable claim in another Patent owned by Buyer that claims, and is primarily directed to, an Improvement (and not any molecule more generally); in each case provided that the claim has not been held invalid or unenforceable, and has not been abandoned, disclaimed, waived, or terminated.

2.	Sale of Assets.
	2.1	Sale.
(a)	Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and

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clear of any Encumbrances, good and marketable title to the Transferred Assets.

(b)	Notwithstanding the foregoing, the Transferred Assets shall not include, and Seller shall retain the following assets (collectively, the “Excluded Assets”):

(i)

Seller’s certificate of incorporation and bylaws, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;

(ii)	those tangible properties and tangible assets listed on Section 2.1(b)(ii) of the Disclosure Schedule;
(iii)	except with respect to the Transferred Contract Rights, those contracts listed on Section 2.1(b)(iii) of the Disclosure Schedule;
(iv)	Seller’s cash on hand; and
(v)	any of the rights of Seller under this Agreement.

2.2          Liabilities. At the Closing, in addition to the reimbursement obligation of Buyer pursuant to Section 3.2, Buyer shall assume, take subject to and be liable for, all liabilities and obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller under the Transferred Contracts which arises in accordance with their terms following the Closing or otherwise arising from the use or ownership of any of the Transferred Assets following the Closing (collectively, the “Assumed Liabilities”); provided, however, that Buyer shall not assume or be responsible for any such liabilities or obligations that arise from breaches of any Transferred Contracts or defaults under any Transferred Contracts prior to the Closing Date, all of which liabilities and obligations shall constitute Retained Liabilities. Buyer does not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, (i) of Seller or any Affiliate of Seller regardless of when incurred, including, without limitation, any Tax liability, or (ii) any liabilities arising from the operation of the Business or the use or ownership of the Transferred Assets prior to the Closing other than the Assumed Liabilities (collectively, the “Retained Liabilities”).

2.3          No Implied Rights or Obligations. No Party shall have any implied rights or implied obligations in connection with this Agreement. Rather, each Party’s rights and obligations shall be solely as expressly set forth in this Agreement.

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2.4          Closing. The purchase and sale of the Transferred Assets provided for in this Agreement (“Closing”) will take place at the offices of Paul, Hastings, Janofsky & Walker LLP at 515 South Flower Street, 25th Floor, Los Angeles, California, on a date to be specified by Buyer (“Closing Date”) which will be no later than two (2) business days following the satisfaction or waiver of the conditions set forth in Article 7 and Article 8. Subject to the provisions of Article 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 10.

2.5          Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	Seller will deliver to Buyer:
(i)

an assignment of any and all of Daley’s interest in any of the assets which, if Daley were deemed to be a “Seller” hereunder, would otherwise comprise certain of the Transferred Assets, executed by Daley and Seller, such assignment dated on or prior to the Closing Date (“Daley Technology Assignment”) in form and substance satisfactory to Buyer;

(ii)	an assignment of the Transferred Technology in form and substance satisfactory to Buyer, (“Technology Assignment”), executed by Seller;
(iii)

an assignment of the Transferred Assets, in form and substance satisfactory to Buyer, which assignment will also contain, as applicable, Buyer’s undertaking and assumption of the Assumed Liabilities (“Bill of Sale, Assignment and Assumption Agreement”), executed by Seller;

(iv)

such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance agreed to by the parties, executed by Seller and other parties thereto;

(v)	an employee agreement between Buyer and Daley , in form and substance satisfactory to Buyer and Daley (“Employment Agreement”), executed by Daley;

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(vi)	a debt payoff letter and release of claims in form and substance satisfactory to Buyer (the “Debt Payoff Letter”), executed by Seller and the creditor identified therein; and
(vii)	a certificate executed by Seller and Daley as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1.
(b)	Buyer will deliver to Seller or Daley, as applicable:
(i)	the Bill of Sale, Assignment and Assumption Agreement, executed by Buyer;
(ii)	the Employment Agreement, executed by Buyer;
(iii)	a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1; and
(iv)	the Debt Payoff Letter, acknowledged by Buyer.

2.6          Consents. Through the Closing, Seller and Daley will use their reasonable best efforts, and Buyer will reasonably cooperate with Seller at Seller’s expense, to obtain consents for the assignment and assumption of the Transferred Assets.

3.            Consideration; Distributions. As full and complete consideration for the sale to Buyer in Section 2.1 on the Closing Date, Buyer shall do the following for the achievement of each applicable event:

3.1          Within seven (7) days after the Closing Date, Buyer shall issue to Seller 200,000 shares of unregistered common stock of Parent (“Raptor Stock”) (the “Closing Date Purchase Price”).

3.2          On the Closing Date, Buyer shall reimburse the legal fees and expenses incurred by Seller in connection with this Agreement and the Transactions, in an aggregate amount not to exceed $30,000.

3.3          Within fifteen (15) days after Buyer enters into a manufacturing license or other agreement to produce any Products in quantity, Buyer shall issue to Seller 100,000 shares of Raptor Stock if such license agreement is executed within one (1) year of execution of this Agreement or 50,000 shares of Raptor Stock if such license agreement is executed after one (1) year from the execution of this Agreement. Section 3.3 only applies to the first such license agreement. Should Buyer obtain a second such license or agreement for the same

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Products, Buyer shall issue to Seller 50,000 shares of Raptor Stock within 30 days of execution of such second license or partnership agreement;

3.4          Within fifteen (15) days after Buyer receives its first patent allowance on any Business Patents in a Major Market, Buyer will issue to Seller 100,000 shares of Raptor Stock;

3.5          Within fifteen (15) days after Buyer receives its second patent allowance on any Business Patents different from the Business Patent referenced in Section 3.4 above in a Major Market, Buyer will issue to Seller 50,000 shares of Raptor Stock;

3.6          Within fifteen (15) days of Successful Completion in a Major Market by Buyer or its Licensee of the first  phase II human clinical trial for a Product for the purposes of collecting data on dosages, evaluating safety and/or collecting preliminary information regarding efficacy as such trial is more fully defined in 21 C.F.R. § 312.21(b), Buyer shall issue to Seller 100,000 shares of Raptor Stock if such Successful Completion occurs within one (1) year of execution of this Agreement. If such Successful Completion occurs after one (1) year after execution of this Agreement, Buyer will issue to Seller 50,000 shares of Raptor Stock within thirty (30) days of such Successful Completion;

3.7          Within fifteen (15) days of Successful Completion in a Major Market by Buyer or its Licensee of the second  phase II human clinical trial for a Product (which such Product shall be different from the Product for which a distribution is made under Section 3.6) for the purposes of collecting data on dosages, evaluating safety and/or collecting preliminary information regarding efficacy as such trial is more fully defined in 21 C.F.R. § 312.21(b), Buyer shall issue to Seller 50,000 shares of Raptor Stock, it being understood that filings in different countries for the same Product under Section 3.6 above shall not trigger the milestone under this Section 3.7;

3.8          Within fifteen (15) days after Buyer or Licensee applies for Marketing Approval for a Product from the applicable Regulatory Agency in a Major Market, Buyer shall issue to Seller 100,000 shares of Raptor Stock;

3.9          Within fifteen (15) days after Buyer or Licensee applies for Marketing Approval from the applicable Regulatory Agency in a Major Market (other than the Major Market for which a distribution is made under Section 3.8) for a Product, Buyer shall issue to Seller 50,000 shares of Raptor Stock;

3.10       Within fifteen (15) days after Buyer or Licensee obtains the first Marketing Approval for a Product from the applicable Regulatory Agency of a Marketing Approval Application in a Major Market, Buyer shall issue to Seller 200,000 shares of Raptor Stock; and

3.11       Within fifteen (15) days after Buyer or Licensee obtains Marketing Approval from the applicable Regulatory Agency of a Marketing Approval Application in a

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Major Market (other than the Major Market for which a distribution is made under Section 3.10) for a Product, Buyer shall issue to Seller 100,000 shares of Raptor Stock.

Except as specified above, no further distribution of Raptor Stock, payment or other consideration shall be due or owed to Seller at any time, regardless of the product, indication, or country.

Buyer shall use its commercially reasonable efforts to provide full disclosure to Seller of each of the pre-conditions described above in this Article 3 for the issuance of shares of Raptor Stock (each pre-condition, a “Milestone”) (including, the date of occurrence of any Milestones and, upon request by Seller, the status of the Milestones) promptly after the occurrence of any Milestone. Any payment made by Buyer pursuant to any of Sections 3.3 through 3.11, if any, are each referred to herein individually as a “Milestone Payment” and collectively as the “Milestone Payments.” Milestones will be deemed to have been achieved for purposes of this Agreement if achieved by Buyer or any of its subsidiary companies, or by Parent.

4.            Representations And Warranties Of Sellers. Except as specifically set forth in the Disclosure Schedule, the Convivia Parties, jointly and severally, represent and warrant to Buyer as of the Effective Date as follows:

4.1          Organization and Related Matters. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary power and authority, as applicable, to own its properties and assets and to carry on their business as now conducted. Seller is duly qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would reasonably be expected to have a material adverse effect on Seller’s financial condition or business as now conducted.

4.2          Authorization; Binding Agreement. The Convivia Parties have full power and authority to execute and deliver this Agreement and to consummate the Transactions therein. The execution, delivery and performance by Seller of this Agreement and the consummation by it of the Transactions has been duly authorized by its Board of Directors, and any additional corporate approvals required for the consummation of the Transactions by Seller, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Convivia Parties and, assuming due and valid authorization, execution and delivery thereof by Buyer, this Agreement is the valid and binding obligation of each of the Convivia Parties enforceable against each of the Convivia Parties in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

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4.3          Conflicts. The execution, delivery and performance of this Agreement by the Convivia Parties and the consummation by them of the Transactions will not (i) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a breach or default under, the charter or bylaws of Seller or any agreement (including any Transferred Contract) to which any Convivia Party or its Affiliates is a party, or (ii) violate any Law or Order of any Governmental Entity or any arbitrator, having jurisdiction over any Convivia Party or the Business or result in any Encumbrance on any Transferred Asset.

4.4          Consents. The execution, delivery and performance of this Agreement by the Convivia Parties and the consummation by them of the Transactions will not require filing or registration with, or the issuance of any permit or Approval by, any other third party or Governmental Entity under the terms of any applicable Laws or contracts to which any of the Convivia Parties is a party.

4.5          Title to and Rights to Transferred Assets. Seller has good and marketable title to all of the Transferred Assets, free and clear of all Encumbrances, and at the Closing, the Buyer shall acquire from Seller good and marketable title to all of the Transferred Assets, free and clear of all Encumbrances. Seller has all right, power and authority to enter into this Agreement and make the sale of the Transferred Assets, including the assignment of the Transferred Contracts, to Buyer in accordance with the terms of this Agreement and the Transactions contemplated hereby, and none of the Convivia Parties nor any of their respective Affiliates have entered into any inconsistent or conflicting agreements, or granted any inconsistent or conflicting rights or exclusivity. Except with respect to (i) the Excluded Assets and (ii) those assets set forth on Section 4.5 of the Disclosure Schedule, the Transferred Assets represent all assets (real, personal or mixed, tangible or intangible) and properties which are used in the Business and there are no other assets (real, personal or mixed, tangible or intangible) or properties that are held by, under the control of, licensed by or otherwise in the possession of either of the any Convivia Parties primarily relating to or primarily used by Seller in the operation of the Business. The Transferred Assets, in addition to those assets set forth on Section 4.5 of the Disclosure Schedule, represent all assets (real, personal or mixed, tangible or intangible) and properties which are required and sufficient for the conduct of the Business as presently conducted.

4.6          Legal Proceedings. There is no Order or Action pending, or, to the knowledge of any Convivia Party, threatened, against or affecting any Convivia Party or related to any aspect of the Business, the Transferred Assets, or the use or operation thereof, or any Convivia Party’s ability to perform this Agreement or any aspect of the Transactions. The Convivia Parties are and have been, for the two years prior to the date hereof and the operation of the Business is and has been conducted, in compliance and in all material respects with all Laws to which they are subject.

4.7          Restrictions on Business Activities. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which any Convivia Party or any of their respective Affiliates is a party relating to the Business or Products or otherwise binding upon any Convivia Party or any of their respective Affiliates or

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the Business or Products which has or may have the effect of prohibiting or impairing the transactions contemplated by this Agreement or any activities of the Business, or any licensing or sublicensing of the Transferred Technology. None of the Convivia Parties nor any of their respective Affiliates has entered into any agreement under which the operations of the Business are restricted or which places any restrictions upon any Convivia Party or any of their respective Affiliates with respect to using, selling, licensing or otherwise distributing the Transferred Assets or the Business.

4.8	Intellectual Property; Title.
(a)

Seller is the sole and exclusive owner of, and has good and marketable title to, all of the Copyrights, Patents and Trademarks listed in Sections 1.2(h), 1.2(i), and 1.2(j) of the Disclosure Schedule. All such Intellectual Property has been assigned to Seller, and, except for such assignments by Daley to Seller which shall be filed as soon as practicable by Seller after the date hereof, all such assignments have been properly recorded at least ninety (90) days prior to the Effective Date. Each item of Transferred Technology is free and clear of all Encumbrances. Without limiting the foregoing, Seller exclusively owns, and has good title to, all Transferred Technology; no other Person has any rights, title or interests therein or thereto (other than the rights granted to Buyer under this Agreement). All Transferred Technology shall be fully assignable, licensable or subject to an Encumbrance by Buyer upon the Closing Date.

(b)

All Intellectual Property which was owned by Daley prior to the date of this Agreement and (x) which is reasonably necessary for the operation of the Business or (y) which arises from or is related to the conduct of the Business, including the making, manufacture, use, sale, offer and sale, distribution or import of any Products (including all Technology owned or ever owned by Daley necessary for the Business, or which arises from or is related to the conduct of the Business, and all Products) has previously been transferred to Seller and is included in the Transferred Assets. Without limiting the foregoing, all of Daley’s right, title and interest in and to any of the intangible property and intangible assets owned or held by Daley prior to the date of this Agreement relating to or used by Daley in the operation of the Business prior to the date hereof has previously been transferred to Seller and is included in the Transferred Assets, such intangible property and intangible assets includes, but is not limited to, those assets set forth on Section 4.8(b) of the Disclosure Schedule.

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(c)

Except for the Daley Technology Assignment, none of the Convivia Parties have transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or other Encumbrance in, any Transferred Technology, or other Technology or Intellectual Property that is necessary for the Business, to any Person (“Outbound Licenses”) other than the right, title and interest assigned and sold to Buyer under this Agreement. Section 4.8(c) of the Disclosure Schedule contains a complete list of all licenses granted by any third party to Seller with respect to any Transferred Technology (other than any license of mass marketed or otherwise generally available software) (“Inbound Licenses”). Seller is not, and to the knowledge of Seller, no other Person is in default or breach under any Inbound License. The Transferred Technology, in combination with the Inbound Licenses (and off-the-shelf shrink wrap and other generally available commercial software), constitutes all of the Intellectual Property necessary to enable Buyer to conduct the Business as heretofore and as currently being conducted.

(d)

Neither the Transferred Technology nor the use thereof infringes upon or otherwise adversely affects the right or claimed right of any other Person. No Convivia Party, nor any of their respective Affiliates, have received any notice, written or otherwise, from any other Person pertaining to or challenging any right, title, or interest of Seller (or Daley) with respect to any of the Transferred Technology, including without limitation any interferences, oppositions, cancellations or other contested proceedings, and neither Convivia Party is aware of any valid basis for such a challenge. Neither Convivia Party has made any claim of a violation or infringement by others of its rights to, or in connection with the Transferred Technology, nor are any of them aware of, any infringement or misappropriation of any Transferred Technology.

(e)

All current and former consultants of either of the Convivia Parties or any of their respective Affiliates who have developed, created, modified or otherwise contributed to any of the Transferred Technology have executed a proprietary rights assignment and confidentiality agreement assigning all of such consultants’ rights in and to the Transferred Technology to Seller. Neither Convivia Party is aware of any unauthorized use or disclosure of any Trade Secrets that have been used in, or were generated in or for, the Business. Commercially reasonable measures have been taken to maintain the confidentiality of the Transferred Technology, and of all other information the value of

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which to the Business is contingent upon maintenance of confidentiality thereof.

(f)

No Transferred Technology is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation that restricts in any manner the use, transfer or licenses thereof, or may affect the validity, use, or enforceability of the Transferred Technology.

(g)

Neither this Agreement, nor the Transactions, will result in Buyer or its Affiliates being obligated to pay any royalties or other amounts to any third party (other than the amounts expressly due hereunder to an assignee or successor to this Agreement).

(h)

All necessary registration, maintenance and renewal fees currently due in connection with all registrations or applications therefor relating to the Transferred Technology have been made, all formal legal requirements (including timely post-registration applications) have been met, and all necessary documents, recordations and certificates in connection with such registrations and applications have been filed with the relevant patent, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such registrations and applications.

4.9          Financial Statements. Attached to the Disclosure Schedule are all of the financial statements of Seller (collectively, the “Financial Statements”) which are: (i) an unaudited statement of cash on hand of Seller as of the Balance Sheet Date and (ii) an unaudited statement of liabilities of Seller as of the Balance Sheet Date. The Financial Statements have been prepared on a cash basis and have not been prepared in accordance with United States generally accepted accounting principles.

4.10       Absence of Undisclosed Liabilities. Except as set forth on the Disclosure Schedule, neither of the Convivia Parties have any liabilities, other than (i) obligations to perform under contracts disclosed in the Disclosure Schedule and (ii) normal or recurring liabilities incurred since the August 31, 2007, in the ordinary course of business consistent with past practices.

4.11	Employment Matters.
(a)

The only employee ever employed, whether or not pursuant to a contract, whether written or oral, by Seller is Daley. Other than as disclosed in the Financial Statements, there are no liabilities or obligations owing, accrued or payable by Seller to any current or former employees with respect to outstanding employee benefits.

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(b)

None of the current or former independent contractors of Seller could be reclassified as an employee and no current or former employees classified as “exempt” from overtime requirements could be reclassified as non-exempt. No independent contractor of Seller is eligible to participate in any employee benefit plan.

4.12       Accuracy of Information. All information provided by the Convivia Parties in this Agreement and the Disclosure Schedule is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading.

4.13       Powers of Attorney. Neither of the Convivia Parties has given any power of attorney (irrevocable or otherwise) to any Person (other than to Seller, in the case of Daley) for any purpose relating to the Business or the Transferred Assets, other than powers of attorney given to regulatory authorities in routine qualifications to do business.

4.14       No Brokers or Finders Fees. Neither of the Convivia Parties has incurred any liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions or other similar payments in connection with the Transactions.

4.15	Restrictions on Transfer.
(a)

Each of the Convivia Parties understands and agrees that each share of Raptor Stock issuable on the Closing Date or potentially issuable thereafter pursuant to Article 3 (collectively, the “Shares”) it will or, in the case of Daley, may be acquiring has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that accordingly it will not be fully transferable except as permitted under various exemptions contained in the Securities Act and applicable state securities Laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act. Each of the Convivia Parties acknowledges and agrees that it must bear the economic risk of its investment in the Shares for an indefinite period of time since they have not been registered under the Securities Act or applicable state securities Laws and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available.

(b)	Each of the Convivia Parties hereby represent and warrant to Buyer and Parent that:
(i)

Such Convivia Party is acquiring the Shares or, in the case of Daley, upon such acquisition, if at all, for investment purposes only, for its own account, and not as nominee or agent for any other Person,

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and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

(ii)	Such Convivia Party knows of no public solicitation or advertisement of an offer in connection with the Shares.
(iii)

Such Convivia Party has received all information that it has requested regarding Parent and believes that such information is sufficient to make an informed decision with respect to the acquisition of the Shares.

(iv)

Such Convivia Party is able to bear the economic risk of its investment in the Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of, and protecting its interests with respect to, its investment in the Shares. Such Convivia Party is aware of the risk involved in its investment in the Shares and has determined that such investment is suitable for it in light of its financial circumstances and available investment opportunities.

(v)	Such Convivia Party is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
(vi)

Such Convivia Party’s jurisdiction of formation or incorporation (if applicable) and principal place of business or its residency as set forth on the signature page hereof or the annexes hereto by such Convivia Party is accurate.

(c)	Each Convivia Party hereby further agrees with Buyer and Parent as follows:
(i)

Subject to Section 4.15 hereof, the instruments or certificates evidencing the Shares it has agreed to purchase, or, in the case of Daley, may hereafter acquire, and each instrument or certificate issued in transfer thereof, will bear the following legend:

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“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and have been taken for investment purposes only and not with a view to the distribution thereof and, except as stated in an agreement between the holder of this certificate, or its predecessor in interest, and the issuer corporation, such securities may not be sold or transferred unless there is an effective registration statement under such Act covering such securities or the issuer corporation receives an opinion, in form and content reasonably satisfactory to the issuer corporation, of counsel reasonably acceptable to the issuer corporation (which may be counsel for the issuer corporation) stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of such Act.”

(ii)	The instruments or certificates representing such Shares, and each instrument or certificate issued in transfer thereof, will also bear any legend required under any applicable state securities law.
(iii)

Such Convivia Party consents to Parent’s making a notation on its records or giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer of the Shares mentioned in this Section 4.15(c).

5.            Representations And Warranties Of Buyer. Buyer hereby represents and warrants to the Convivia Parties as of the Effective Date as follows:

5.1          Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary power and authority to own its properties and assets and to carry on its business as now conducted. Buyer is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on Buyer’s business as now conducted.

5.2          Authorization; Binding Agreement. Buyer has full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the Transactions has been duly authorized by Buyer’s Board of Directors, and no other action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Buyer, and assuming due and valid authorization, execution and

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delivery thereby by the Convivia Parties, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

5.3          No Conflicts. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the Transactions will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a breach or default under, the charter documents of Buyer, or any material contract of Buyer, or violate any Law or Order of any Governmental Entity or any arbitrator, having jurisdiction over Buyer.

5.4          No Brokers or Finders Fees. Buyer has not incurred any liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions or other similar payments in connection with the Transactions.

5.5          Raptor Stock. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and will be free and clear of all Encumbrances other than restrictions on transfer under applicable state and federal securities Laws.

6.	Covenants.

6.1          Right to Audit. Buyer shall for a period of three (3) years after the calendar quarter to which the records pertain, maintain accurate and timely records relating to all Milestones. All such records maintained by Buyer shall be made available for inspection throughout such three (3) year period by Seller (or its designated auditing or accounting professional or employee reasonably acceptable to Buyer) for such purposes. Such inspections may be made no more than once each calendar quarter during the normal business hours of Buyer upon fifteen (15) days advance notice, provided, however, that if a non-compliance is identified by an audit, then Buyer shall reimburse the costs and expenses of such inspection, an additional audit may be conducted within six (6) months after such audit and Buyer shall bear the costs and expenses of such additional audit. The auditor selected by Seller will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. In addition, Buyer may, at its expense, have a representative or agent familiar with its record keeping systems present at the audit to assist Seller’s auditor in using such internal record management system. Except as set forth above, Seller shall bear the costs and expenses of inspections conducted under this Section 6.1.

6.2          Further Assurances. Each of the Convivia Parties will execute and deliver all such further and additional instruments, notices, releases, undertakings, consents (and with respect to third-party consents, shall use their best reasonable efforts to obtain such consents), certifications and agreements and other documents, and will do all such other

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reasonable acts and things, as may be reasonably requested by Buyer to assure to and vest in Buyer good and marketable title, free and clear of all Encumbrances for the Transferred Assets. In addition, upon reasonable advance notice and during times reasonably acceptable to the Convivia Parties, the Convivia Parties will permit Buyer to inspect and copy all books and records maintained by them that relate to the Business and that Buyer reasonably requests.

6.3          Best Efforts. The Convivia Parties and Buyer will use their reasonable best efforts to cause the conditions in Section 7 and Section 8 to be satisfied, respectively.

6.4          Parent Guarantee. Parent hereby unconditionally, absolutely and irrevocably guarantees to the Convivia Parties the due, full and complete performance and observance of any and all obligations of Buyer under this Agreement (collectively, the “Buyer Obligations”). Parent shall forthwith perform and observe any Buyer Obligations or cause the same forthwith to be performed or observed, and shall indemnify and hold each Seller harmless with respect to such Buyer Obligations (including by payment of each of the Convivia Party’s reasonable attorneys’ fees and costs in enforcing the guarantee in this Section 6.4 if such claim is successful) in the event that Buyer fails to perform or observe any Buyer Obligation as and when the same shall become due and payable under the terms of this Agreement. Each of the Convivia Parties shall be entitled to pursue a claim against Parent, under the terms of this Section 6.4, concurrently with pursuing a claim against Buyer with respect to the same matter that has been guaranteed by Parent under the terms of this Section 6.4.

7.            Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to purchase the Transferred Assets, including to accept the assignment of the Transferred Contracts, and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer by an express written notice to such effect):

7.1          Accuracy of Convivia Parties’ Representations. Each of the Convivia Party’s representations and warranties contained in this Agreement (a) that are not qualified by “materiality” or “material adverse effect” will have been true and correct in all material respects when made and will be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, and (b) that are qualified by “materiality” or “material adverse effect” will have been true and correct when made and will be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date, other than, in each case, such representations and warranties as are made as of another date, which will be true and correct as set forth in clause (a) or (b), as applicable, as of such date.

7.2          Consents. Each of the consents discussed in Section 2.6 and more specifically identified in Section 7.2 of the Disclosure Schedule will have been obtained and will be in full force and effect.

7.3          Additional Documents. The Convivia Parties will have caused the documents and instruments required by Section 2.5(a) to be delivered (or tendered subject only to Closing) to Buyer.

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7.4          Creditor – Obligations. Buyer shall have been furnished with executed counterparts the Debt Payoff Letter from the Seller’s creditor identified therein, which sets forth the terms and conditions for the payment and satisfaction in full of all of the obligations owing by Seller to such creditor, as noted in Section 7.4 of the Disclosure Schedule, and release of all Encumbrances granted by Seller relating thereto on and as of the Closing Date.

7.5          No Proceedings. There will not be in effect (a) any Law or Order that prohibits the consummation of the Transactions or (b) any Order which has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.6          Convivia Parties’ Performance. Each of the covenants and obligations that any of the Convivia Parties is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with.

7.7          Transferred Assets. Buyer shall have received evidence reasonably satisfactory to it that (i) all Intellectual Property which was owned by Daley prior to the date of this Agreement and (A) which is reasonably necessary for the operation of the Business or (B) which arises from or is related to the conduct of the Business, including the making, manufacture, use, sale, offer and sale, distribution or import of any Products (including all Technology owned by Daley necessary for the Business, or which arises from or is related to the conduct of the Business, and all Products) was transferred to Seller and is included in the Transferred Assets and (ii) all of Daley’s right, title and interest in and to any of the intangible property and intangible assets owned or held by Daley prior to the date of this Agreement relating to or used by Daley in the operation of the Business was transferred to Seller and is included in the Transferred Assets, such evidence including, but not limited to, the Daley Technology Assignment.

8.            Conditions Precedent to the Convivia Parties’ Obligation to Close. The Convivia Parties’ obligation to take the actions required to be taken by the Convivia Parties at the Closing, including but not limited to Seller’s obligation to sell the Transferred Assets, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Convivia Parties by an express written notice to such effect):

8.1          Accuracy of Buyer’s Representations. Each of Buyer’s representations and warranties contained in this Agreement (a) that are not qualified by “materiality” or “material adverse effect” will have been true and correct in all material respects when made and will be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, and (b) that are qualified by “materiality” or “material adverse effect” will have been true and correct when made and will be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date, other than, in each case, such representations and warranties as are made as of another date, which will be true and correct as set forth in clause (a) or (b), as applicable, as of such date.

8.2          No Proceedings. There will not be in effect (a) any Law or Order that prohibits the consummation of the Transactions or (b) any Order has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

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8.3          Additional Documents. Buyer will have caused the documents and instruments required by Section 2.5(b) to be delivered (or tendered subject only to Closing) to the Convivia Parties.

8.4          Buyer’s Performance. Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with.

9.	Indemnification.
	9.1	Indemnification.

(a)

Buyer agrees to indemnify and hold the Convivia Parties and their respective directors, officers, employees, agents and Affiliates, (the “Convivia Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense and diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by any of Convivia Indemnified Parties, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty, or breach of any covenant or agreement of Buyer contained in this Agreement and (ii) any Assumed Liabilities.

(b)

Each of the Convivia Parties, jointly and severally, agree to indemnify and hold Buyer and its respective directors, officers, employees, agents and Affiliates, (the “Buyer Indemnified Parties”), harmless against all Losses incurred or sustained by any of Buyer Indemnified Parties, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty, (ii) any breach of covenant or agreement of any Convivia Party contained in this Agreement, (iii) any third party claim arising from the conduct or operation of the Business by any Convivia Party prior to the Closing Date (including without limitation any claim relating to Taxes), (iv) any Retained Liabilities and (v) any failure by any Convivia Party to comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law.

9.2          Indemnification Deductible. Notwithstanding any provision of this Agreement to the contrary, neither Buyer Indemnified Parties nor Convivia Indemnified Parties may recover any Losses from an indemnifying Party under Section 9.1 unless and until one or more such Losses exceed $50,000 in the aggregate (the “Deductible Amount”) and provided further that such Buyer Indemnified Party or Convivia Indemnified Party, as the case may be, shall not be entitled to indemnification for the Deductible Amount.

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9.3          Stock Valuation. For purposes of this Article 9, the per share value of the Raptor Stock shall be calculated as follows (“Stock Valuation”):

(a)

If traded over the counter (other than the Nasdaq National Market), the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) day period ending three business days prior to the date upon which notice is given by the Buyer Indemnified Parties as to an indemnifiable claim under this Agreement;

(b)

If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the shares on such exchange or Nasdaq National Market over the ten (10) day period ending three business days prior to the date upon notice is given by the Buyer Indemnified Parties as to an indemnifiable claim under this Agreement; or

(c)	If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the board of directors of Buyer.

9.4          Procedure for Third Party Claims. Each of the Convivia Indemnified Parties and Buyer Indemnified Parties entitled to indemnification pursuant to Section 9.1 (each, an “Indemnified Party”) shall notify the parties providing indemnification pursuant to Section 9.1 (each, an “Indemnifying Party”) in writing of any action against such Indemnified Party in respect of which the Indemnifying Parties are or may be obligated to provide indemnification on account of Section 9.1, promptly after the receipt of notice thereof. The omission of any Indemnified Party so to notify the Indemnifying Parties of any such action shall not relieve an Indemnifying Party from any liability which such Indemnifying Party may have to such Indemnified Party except to the extent such Indemnifying Party shall have been materially prejudiced by the omission of such Indemnified Party so to notify such Indemnifying Party, pursuant to this Section 9.4. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Parties of the commencement thereof, the Indemnifying Parties shall be entitled to participate therein and, to the extent that the Indemnifying Parties may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Parties to such Indemnified Party of their election so to assume and their assumption of the defense thereof, the Indemnifying Parties will not be liable to such Indemnified Party under Section 9.1 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof nor for any settlement thereof entered into without the consent of the Indemnifying Parties; provided, however, that (i) if the Indemnifying Parties shall elect not to assume or do not assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines (x) that there may be a conflict between the positions of the Indemnifying Parties and of the Indemnified Party in defending such claim or action or (y) that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Parties, then separate counsel for the

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Indemnified Party shall be entitled to participate in and conduct the defense, in the case of (i) and (ii)(x), or such different defenses, in the case of (ii)(y), and the Indemnifying Parties, jointly and severally, shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense.

9.5          Procedure for Other Claims. In the event that any Indemnified Party should have any claim against any Indemnifying Party under Section 9.1 that does not involve a third party claim as contemplated under Section 9.4, the Indemnified Party shall notify the Indemnifying Party of any such claim within 15 business days of obtaining knowledge of the occurrence of such claim. The failure by any Indemnified Party to so notify the Indemnifying Party within this time period shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under Section 9.1, except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within 15 business days period following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.1, such claims specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined by agreement between the Indemnifying Party and the Indemnified Party or by judgment or decree of a court of competent jurisdiction. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall attempt to resolve such claim in good faith prior to initiating litigation with respect to such matter. Notwithstanding the foregoing, if no resolution is reached within 45 days of the delivery of a notice of such claim, then either party may initiate any proceeding or pursue any remedy it deems appropriate and that is not prohibited hereby.

9.6          Survival of Representations and Covenants. All representations and warranties contained in this Agreement, the Technology Assignment and Bill of Sale, Assignment and Assumption Agreement shall survive the Closing Date and shall expire on the eighteen-month anniversary of the Closing Date and thereafter be of no further force or effect, except (i) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.15, 5.1, 5.2, 5.3, and 5.5 shall survive the Closing indefinitely, (ii) the representations and warranties set forth in Section 4.10 shall expire on the expiration of the relevant statute of limitations, and (iii) to the extent required to enforce the Parties’ rights and obligations hereunder following the end of such period for any claims for which proper notice has been made pursuant to Section 9.4 prior to the expiration of such period. All of the covenants, agreements and obligations of the parties contained in this Agreement, the Technology Assignment and Bill of Sale, Assignment and Assumption Agreement shall survive the Closing indefinitely.

9.7          Limitation of Liability. The maximum amount the Convivia Indemnified Parties may recover, in the aggregate, from Buyer pursuant to the indemnity set forth in Section 9.1(a) for Losses shall be limited to $1,000,000. Recovery against the shares of Raptor Stock issued or issuable to any Convivia Party pursuant to Article 3 shall be the sole and exclusive remedy for claims against any Convivia Party pursuant to the indemnity set forth in

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Section 9.1(b). The maximum amount the Buyer Indemnified Parties may recover, in the aggregate, from any Convivia Party pursuant to the indemnity set forth in Section 9.1(b) for Losses shall be limited to the value of the shares of Raptor Stock issued or issuable to such Convivia Party pursuant to Article 3. Notwithstanding the foregoing, nothing in this Agreement will be deemed to limit any right or remedy for fraud or for willful breach of any representation, warranty or covenant set forth in this Agreement or any certificate or instrument delivered pursuant to this Agreement. Except in the case of fraud, the remedies provided in this Article 9 shall, after the Closing, be the sole and exclusive remedy available to the Indemnified Parties for any claim or cause of action against Buyer or any Convivia Party arising under this Agreement or the sale and purchase of the assets contemplated hereby.

10.	Termination.

10.1       Termination of Events. By notice given prior to or at the Closing, subject to Section 10.2, this Agreement may be terminated as follows:

(a)

by Buyer if a material breach of any provision of this Agreement has been committed by any Convivia Party and (i) such breach is not capable of being cured within 15 days of written notification of such breach being received by such Convivia Party from Buyer or (ii) such breach has not been waived by Buyer;

(b)

by the Convivia Parties if a material breach of any provision of this Agreement has been committed by Buyer and (i) such breach is not capable of being cured within 15 days of written notification of such breach being received by Buyer from the Convivia Parties or (ii) such breach has not been waived by the Convivia Parties;

(c)	by agreement of Buyer and the Convivia Parties;
(d)	by either Buyer or the Convivia Parties if (i) the Closing has not occurred on or before November 1, 2007.

10.2       Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 10.2 and Article 11 will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

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11.	General.

11.1       Amendments; Waivers. This Agreement and any Schedule or Exhibit may be amended only by an agreement in writing signed by all of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

11.2       Entire Agreement. This Agreement constitutes and contains the entire agreement and final understanding among the Parties concerning the Transactions and all other subject matters addressed herein or pertaining thereto. This Agreement supersedes and replaces all prior negotiations and all prior or contemporaneous representations, promises or agreements, proposed or otherwise, whether written or oral, concerning all subject matters addressed herein or pertaining hereto.

11.3       Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by Federal law.

11.4       Jurisdiction. Any proceeding arising out of or relating to this Agreement or the Transactions must be done so in accordance with the laws of the State of California, and without limiting the jurisdiction or venue of any other court, the Parties (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought in the state or federal courts located in San Francisco, California; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waive any objection which any of them may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agree that service of any court paper in any such suit, action or proceeding may be made in any manner as may be provided under the applicable laws or court rules governing service of process in such court.

11.5       Attorneys’ Fees. In any dispute arising among the Parties, the prevailing Party shall be paid by the non-prevailing Party all reasonable attorneys’ fees and costs incurred by the prevailing Party in connection with such dispute.

11.6       Headings. The descriptive headings of the Articles, Sections and Subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

11.7       Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts (and may be exchanged via fax) and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each Party and delivered to the other Parties.

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11.8       Publicity and Reports. No Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the Transactions, without the prior written approval of the other Parties, except to the extent that a particular action may be required by applicable law or legal process, in which event the Party taking the particular action will give reasonable notice to the other Parties and will consult with such other Parties regarding such action.

11.9       Parties in Interest. This Agreement will be binding upon and inure to the benefit of each Party, and, except as provided in Article 9 and Section 11.15, nothing in this Agreement, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

11.10     Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered (charges prepaid, receipt confirmed or return receipt requested (if available)) by hand, by nationally recognized courier service, by certified mail or facsimile, addressed as set forth below or to such other address as such Party shall have specified most recently by written notice. Notice shall be deemed given and effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 11.10 (or in accordance with the latest unrevoked written direction from such Party), (ii) if by certified mail, upon mailing or (iii) if given by facsimile when such facsimile is transmitted to the fax number specified in this Section 11.10 (or in accordance with the latest unrevoked written direction from such Party), provided the appropriate confirmation is received.

To Seller:	Convivia, Inc.

536 W. Hillsdale Blvd.

San Mateo, CA 94403

Attention: Thomas E. Daley,

Chief Executive Officer

Fax: 650-458-8033

To Daley:	Thomas E. Daley

536 W. Hillsdale Blvd.

San Mateo, CA 94403

Fax: 650-458-8033

with a copy (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

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Attention: Esmé C. Smith

Fax: 650-739-3900

To Buyer:	Bennu Pharmaceuticals Inc.

9 Commercial Blvd., Suite 200

Novato, CA 94949

Attention: Christopher M. Starr, Ph.D.,

Chairman of the Board

Fax: 415-382-1368

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker, LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90071-2228

Attention: Siobhan McBreen Burke

Fax: 213-627-0705

11.11     Expenses. Except to the extent otherwise provided in this Agreement, each Party shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its respective investment bankers, accountants and counsel.

11.12     Assignment. The rights and obligations of Buyer and the Convivia Parties shall be binding upon and benefit the successors and permitted assigns and transferees of Buyer and the Convivia Parties; provided, however in no event shall either of the Parties sell, exchange, assign, pledge, hypothecate, transfer or otherwise dispose (each, a “Transfer”) of this Agreement and/or, with respect to Seller, any of the Shares issuable on the Closing Date or potentially issuable thereafter pursuant to Article 3 (“Seller Share Rights”) or any interest of Seller herein or therein, without the prior written consent of the other Parties hereto, in their sole and absolute discretion, provided, however, each Party may Transfer this Agreement and all rights, duties or obligations hereunder, and with respect to Seller, its Seller Share Rights, to its Affiliates or in connection with a sale of more than 50% of the outstanding capital stock or equity interests of such Party, in one or more transactions, a merger, by operation of the law, or the sale or other transfer of all or substantially all of the assets to which this Agreement relates, provided, that any Transfer of Seller Share Rights whether to an Affiliate or otherwise shall be made in accordance with the legend contemplated in Section 4.15(c), provided that with respect to any such Transfer by Buyer, such assignee or transferee agreed to be bound hereby, and with respect to any such Transfer by Seller, Buyer and Parent must be notified of such Transfer, and thereafter such permitted assignee of Seller shall become a party to this Agreement (and, in the case of Daley, shall remain a party to this Agreement), obligated on a joint and several basis to the representations, warranties and covenants of Seller made under

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this Agreement. In the event of any permitted assignment by Seller, (i) Seller agrees to pay for all costs associated with documenting, implementing or otherwise accommodating such Transfer and (ii) such permitted assignee of Seller shall be, and shall provide a representation that he, she or it is, entering into such Transfer for his, her or its own account and not with a view to, or for sale in connection with, any subsequent distribution. Buyer or Parent shall maintain a register for the recordation of the names and addresses of any such permitted assignee of Seller (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and no Transfer of Seller Share Rights shall be effective for any purpose unless such Transfer is recorded in the Register in accordance with the terms of this Agreement and such procedures as Buyer or Parent may establish from time to time for such purpose. Any Transfer by Buyer or Seller of this Agreement or delegation of rights, duties or obligations hereunder, and/or, with respect to Seller, the Seller Share Rights, made other than in strict accordance with this Section 11.12 shall be void and of no effect.

11.13     Remedies; Waiver. Except as otherwise set forth in this Agreement, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

11.14     Knowledge Convention. Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made by any Party or its representative “to its knowledge,” shall mean the actual knowledge of the officers of each Party directly associated with this Agreement and the Transactions after due inquiry.

11.15     Confidentiality. The Convivia Parties covenant and agree with Buyer that, after the Closing, the Convivia Parties and their Affiliates will not at any time, except in performance of the Convivia Parties’ obligations to Buyer or with the prior written consent of Buyer, directly or indirectly, disclose to any Person (other than Buyer, Parent and their respective Affiliates or otherwise in the course of Daley’s duties to Buyer, Parent or any of their respective Affiliates) any proprietary, secret or confidential information relating to the Business or the Transferred Assets, that any such Person may learn or has learned by reason of its ownership or operation of the Business or ownership, license or use of the Transferred Assets, unless such information (i) is or becomes generally available to the public without breach of this Section 11.15; or (ii) is required to be disclosed by Law; provided, however, that, in any such case, the Convivia Parties will (x) notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information and (y) at Buyer’s expense, take all steps reasonably necessary to minimize the amount of confidential information to be disclosed.

11.16     Representation by Counsel; Interpretation. The Convivia Parties and Buyer each acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any

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claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and the Convivia Parties.

11.17     Specific Performance. The rights of Buyer to purchase the Transferred Assets under this Agreement and the other Transactions contemplated hereby are unique and, accordingly, Buyer shall, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights hereunder by actions for specific performance to the extent permitted by Law. Each Convivia Party agrees that Buyer will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the Convivia Parties, Buyer shall, in addition to all other remedies, be entitled to a decree for specific performance or a temporary or permanent injunction, without showing any actual damage, in accordance with the provisions hereof.

11.18     Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any court or Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.

[Signature Page Follows]

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EXECUTION COPY

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

BUYER:	BENNU PHARMACEUTICALS INC.
	By:	/s/ Kim R. Tsuchimoto
Name: Kim R. Tsuchimoto
	Title:	Chief Financial Officer

PARENT:	RAPTOR PHARMACEUTICALS CORP.
	By:	/s/ Christopher M. Starr
Name: Christopher M. Starr, Ph.D.
	Title:	Chief Executive Officer

CONVIVIA PARTIES:	CONVIVIA, INC.
	By:	/s/ Thomas E. Daley
Name: Thomas E. Daley
	Title:	Chief Executive Officer

/s/ Thomas E. Daley
Thomas E. Daley

[Signature Page to Asset Purchase Agreement]